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                                                                     EXHIBIT 5.1

              [LETTERHEAD OF MAYOR, DAY, CALDWELL & KEETON, L.L.P.]

                                  June 8, 2001

KCS Energy, Inc.
5555 San Felipe
Houston, Texas 77056

Ladies and Gentlemen:

         We have acted as counsel for KCS Energy, Inc., a Delaware corporation (the "Company"), in connection with the registration of up to an aggregate of 10,908,385 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company ("Common Stock"), to be sold by certain selling stockholders of the Company as described in the Company's Registration Statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement"). In such capacity, we have familiarized ourselves with the Articles of Incorporation, as amended to date, and Bylaws of the Company, as amended to date, and have examined all statutes and other records, instruments and documents pertaining to the Company that we have deemed necessary to examine for the purposes of this opinion.

         Based upon our examination as aforesaid, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

         2. The Shares issuable in payment of dividends on the Series A Convertible Preferred Stock and the Shares underlying the Series A Convertible Preferred Stock and the warrant when delivered pursuant to the provisions of the certificate of designation of rights and preferences of Series A Convertible Preferred Stock and the warrant agreement with respect to the warrant will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement at each place in which it appears.


                                        Sincerely,



                                        /s/ Mayor, Day Caldwell & Keeton, L.L.P.
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                                        Mayor, Day, Caldwell & Keeton, L.L.P.